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                                 Exhibit (a)(2)

                          SORRENTO NETWORKS CORPORATION
             FORM OF LETTER OF TRANSMITTAL (Election to Participate)

PARTICIPATION INSTRUCTIONS:

     1 COMPLETE THIS FORM, SIGN IT, AND HAND DELIVER IT TO SORRENTO NETWORKS CORPORATION. YOU CAN ALSO FAX IT TO (858) 558-3977 ATTN:
              TOM MCLAIN OR MAIL IT TO SORRENTO NETWORKS CORPORATION ATTN: TOM MCLAIN, 9990 MESA RIM ROAD, SAN DIEGO, CALIFORNIA 92121, AS SOON AS POSSIBLE, BUT IN ANY EVENT, BEFORE 5:00 p.m., PACIFIC TIME, ON MAY 14, 2002.

     2 ENSURE THAT YOU RECEIVE CONFIRMATION OF RECEIPT FROM SORRENTO NETWORKS CORPORATION WITHIN THREE BUSINESS DAYS. NOTE THAT EMPLOYEES WHO RETURN FORMS AFTER MAY 10, 2002 MAY NOT RECEIVE TIMELY CONFIRMATION.

          I am an employee of Sorrento Networks Corporation ("Sorrento" or the Company") or one of its subsidiaries. I have received and read the Offer to Exchange including the Summary Term Sheet. I understand that I may cancel any options having an exercise price greater than or equal to $7.50 per share for FIBR shares and any options for SNI shares, regardless of exercise price, under the Sorrento Networks Corporation 1988 Stock Option Plan (the "1988 Plan"); the Amended and Restated 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan"); the 1999 special grant program (the "1999 program"); the Sorrento Networks Corporation 2000 Stock Incentive Plan (the "2000 Plan"); and the Sorrento Networks Inc. 2000 Stock Option/ Stock Issuance Plan (the "SNI Plan" and collectively with the 1988 Plan, the 1997 Plan, the 1999 program and the 2000 Plan, the "Plans"). In return, I will be granted new nonqualified options no earlier than the date that is six months and one day following the date the Company cancels the options accepted for exchange (the "replacement grant date"), provided I have a signed confidentiality and non-disclosure agreement on file with the Company and provided that I am still employed by the Company or one of its subsidiaries on that date. The number of shares subject to my new options will be equal to the number of shares subject to the options I elect to tender, with adjustments for any stock splits, stock dividends and similar events. The number of SNI shares subject to each new option will be calculated by using a conversion ratio of 1 FIBR share to 3.9 SNI shares, subject to adjustments for any stock splits, stock dividends and similar events. The exercise price of the new options will be equal to the 4:00 p.m. Eastern Time closing sale price of the Company's common stock as reported on the Nasdaq National Market or other market on which our common stock is traded on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date). I understand that, the new options will be vested to the same degree that my cancelled options would have been vested on the replacement grant date, with the unvested portion of the new options vesting in accordance with the vesting schedule of my cancelled options.

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          I understand that if my employment with Sorrento Networks Corporation or one of its subsidiaries is on an at-will basis that nothing in the Offer to Exchange or New Grant Program modifies or changes that, and that if my employment with Sorrento Networks Corporation or one of its subsidiaries is terminated by me, or Sorrento Networks Corporation, or one of its subsidiaries voluntarily, involuntarily, or for any reason or no reason, before my new options are granted, I will not have a right to any stock options that were previously cancelled, and I will not have a right to the grant that I would have been eligible to receive on the replacement grant date. I further understand that in the event of a change of control of Sorrento Networks Corporation occurring before the replacement grant date, it is possible that I will not receive replacement options, securities of the surviving corporation or other consideration in exchange for my cancelled options.

          I also understand that except for the exercise price and status as nonqualified stock options for cancelled Incentive Stock Options (as defined in the Internal Revenue Code), the terms and conditions of the new options will be substantially similar to the cancelled options. I understand that the new options will have a new ten-year term starting on the replacement grant date.

          I further understand that I will not be eligible to receive any other stock option grants until the replacement grant date.

          I recognize that, under certain circumstances stated in the Offer to Exchange, the Company may terminate or amend the New Grant Program and postpone its acceptance and cancellation of any options elected for tender. In such event, I understand that the options delivered with this Letter of Transmittal (Election to Participate) but not accepted for exchange will be returned to me.

     -- I hereby elect to exchange and cancel and give up my entire ownership interest in the options set forth in the table below. [PLEASE TYPE OR PRINT CLEARLY]

                                No. of Shares
                                Outstanding
                  Grant         Under
Option No.        Date          Such Option         Exercise Price      ISO/NSO
----------        ----          -----------         --------------      -------

          Additionally, I acknowledge that I will be unable to revoke this Letter of Transmittal (Election to Participate) after 5:00 p.m., Pacific Time, on May 14, 2002.

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Date:
---------------------------------------           -----------------------------
                                                   Signature of Optionee

E-mail address where Sorrento Networks            -----------------------------
Corporation can send confirmation of receipt       Name of Optionee
of this Letter of Transmittal (Election to
Participate)                                      -----------------------------
                                                   Country where employed

                                                  -----------------------------
                                                   Social Security Number


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